Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Linda Flynn, (212) 235-2190

Linda.Flynn@tphs.com

Trinity Place Holdings and Pacolet Milliken Acquire Brooklyn Building

New Luxury Williamsburg Residential Tower Purchased for $68.8 Million

NEW YORK, NY (December 5, 2016). Trinity Place Holdings, Inc. (NYSE: TPHS) announced today that in a joint venture with Pacolet Milliken Enterprises, Inc. they have closed on the acquisition of The Berkley, a newly built, market-leading 95-unit apartment building in Williamsburg, Brooklyn for $68.875 million. The purchase was capitalized by a $42.5 million interest-only senior loan from Freddie Mac at a spread of 216 basis points above LIBOR.

Located in North Williamsburg, Brooklyn at 223 North 8th Street, The Berkley is just two blocks from the Bedford Avenue L subway station and a short walk from the Metropolitan Avenue G subway station and J, M, and Z trains at Marcy Avenue.

With spectacular views of the Manhattan skyline, The Berkley is widely considered to be Williamsburg’s premier rental property. Apartments feature top-of-the-line unit finishes including Bertazzoni and Bosch appliances, in-unit washers and dryers, individual HVAC controls, walk-in closets, 9-10’ ceilings and wide plank hardwood flooring and most of the of units feature private outdoor space. In addition, The Berkley offers a full amenity package including a rooftop sun-deck lounge, a two-story fitness center, an outdoor yoga lawn, an outdoor central courtyard, tenant storage, parking, and spectacular views of the Manhattan skyline. The property benefits from a 25-year 421a real estate tax abatement.

“We are excited to participate in Williamsburg’s continued renaissance and evolution as a choice neighborhood for New Yorkers, as well as an increasingly desirable destination for institutional investment,” stated Matthew Messinger, CEO and President of Trinity Place Holdings. “Just as Williamsburg embodies the vibrancy, innovation and creativity of Brooklyn, The Berkley’s high-quality design celebrates the neighborhood’s industrial character and offers an unparalleled lifestyle in a sought after, supply constrained market within minutes of Manhattan,” he continued. “Also, we fully expect that this investment with Pacolet Milliken is the beginning of a long-term partnership strategy with one of the nation’s leading family-owned real estate firms.”

“We are excited to kick off our partnership with Trinity Place Holdings with the acquisition of this trophy quality asset in one of New York’s most desirable neighborhoods,” stated Brent Abbott, Vice President and Director of Acquisitions at Pacolet Milliken Enterprises.

For the Pacolet Milliken investment team, led by Clay Adams, Executive Vice President for Real Estate, and Mr. Abbott, this represents the firm’s second significant investment in Brooklyn this year and advances Pacolet’s strategy of investing in core-quality real estate with a value creation story. In this case, the continued growth of the high-end Williamsburg submarket, the increasing 24-7 mixed-use independence of Brooklyn, and the planned public investment of approximately $1 billion in nearby subway improvements combine to make this a compelling long term investment opportunity.

Website: theberkleybk.com

About TPHS

Trinity Place Holdings Inc. (the “Company”) is a real estate holding, investment and asset management company. The Company’s business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. Currently, the Company is developing a mixed-use condominium at 77 Greenwich Street (aka 28-42 Trinity Place) in Lower Manhattan, which is one of Lower Manhattan’s premier development sites. The Company also owns a shopping center located in West Palm Beach, Florida and retail boxes in Westbury, New York and Paramus, New Jersey. Trinity Place Holdings’ intellectual property includes rights related to the Filene's Basement trademarks. In addition, the Company also has over $225 million of Federal tax net operating losses. The Company’s shares are listed for trading on the NYSE MKT under the symbol TPHS. Many of its current assets are the legacy of certain Syms Corp. and Filene’s Basement holdings as a result of those companies having emerged from Chapter 11 bankruptcy under a plan of reorganization in September 2012. More information on the Company can be found at www.trinityplaceholdings.com.

About Pacolet Milliken Enterprises, Inc.

Pacolet Milliken Enterprises, Inc. is a private, family-owned investment company founded in 2007 by the shareholders of Milliken & Company with a forward-looking mission to secure and grow high-quality assets with enduring value in the energy and real estate markets. For more information, please visit www.pacoletmilliken.com.